Exhibit 10.2

SECURED COMMERCIAL PROMISSORY NOTE

(the “Promissory Note”)

$1,750,000.00	Effective Date: June 8, 2023

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, SG Echo, LLC, a Delaware limited liability company (“SG Echo”), the (“Maker”), jointly and severally promise to pay to the order of SouthStar Financial, LLC (the “Payee”), the principal sum of One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00), or so much thereof as may be disbursed by the Payee during the term of this Promissory Note, in lawful monies of the United States of America, plus interest at a fixed rate in accordance with the terms and conditions detailed herein, plus other accruals, charges, fees and additions contained in this Promissory Note.

The interest, fees, and charges due and charged under this Promissory Note shall be charged monthly and payable in accordance with the payment schedule attached to this Promissory Note as Exhibit 1, which is incorporated expressly herein by the Parties. All monthly payments of principal, interest, and fees shall be paid to Payee as set forth in the payment schedule attached. For the avoidance of doubt, the Maturity Date of this Promissory Note shall be June 8, 2025, the date which is twenty-four (24) months after the date of this Note (the “Maturity Date”).

The Parties understand that this Promissory Note will be secured and perfected by a mortgage (the “Mortgage”) on that real property and improvements located at 101 Waldron Road, Durant, OK (Bryan County) (the “Real Property”) owned by the Maker, which mortgage will be a first position purchase money Mortgage on the Real Property. The Promissory Note will be further secured by a security agreement whereby Maker is granting to Payee a perfected security interest in all of their assets (the “Security Agreement”). The Parties further understand that until full payment and performance of all obligations of Maker under the Promissory Note, Security Agreement, and other related documents, the Maker will not, without prior written consent of Payee, grant, suffer or permit any contractual or noncontractual lien on or security interest in the subject property.

The Maker further acknowledges that the collateral provided for under the Non-Recourse Factoring And Agreement dated June 8, 2023, including all addendums, amendments, and modifications thereto (the “Factoring Agreement”), executed by and between Maker and Payee shall secure each and every obligation and debt of the Maker under any and all agreements between the Parties, including this Promissory Note, the Factoring Agreement, and any addendum, amendment, or modification thereto. Upon the occurrence of an event of default under the Factoring Agreement, the Security Agreement, this Promissory Note and any addendums thereto, such event of default shall be deemed an event of default under any and all agreements between the Parties, and Payee, in its sole discretion, shall be entitled to assert any and all rights and remedies against the Maker, and collect against any collateral, property or guarantee as provided for under any agreement. This section is specifically intended by the Parties to be a cross-collateralization and cross-default provision so the collection rights, collateral and other property set forth in one agreement secures the debts and obligations of the other agreements, and vice-versa.

L.S. Maker: _____	L.S. Maker: _____

[SG Echo, LLC & SouthStar Financial LLC – Promissory Note]

The collateral provided for under the Factoring Agreement and this Promissory Note shall secure each and every obligation and debt of the Maker under any and all agreements between the Parties. Upon the occurrence of an event of default under the Factoring Agreement, this Promissory Note, the Security Agreement, or any other security for this Note, such event of default shall be deemed an event of default under any and all agreements between the Parties in their sole discretion, shall be entitled to assert any and all rights and remedies against the Maker, and collect against any collateral, property or guarantee as provided for under any agreement between the Parties. This section is specifically intended by the Parties to be a cross-collateralization and cross-default provision so the collection rights, collateral and other property set forth in one agreement secures the debts and obligations of the other agreements, and vice-versa. The Guarantors of the Factoring Agreement are acknowledging and executing below to demonstrate their agreement that their Guarantees also guarantee the obligations under this Promissory Note.

The Maker acknowledges and agrees that they are sophisticated in financial matters, the terms of this Promissory Note were negotiated between sophisticated parties, and this Promissory Note is not and does not constitute a consumer transaction. Maker represents that Maker has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Promissory Note and that this Promissory Note constitutes a legal, valid and binding obligation of Maker.  Maker further represents that the loan evidenced by this Promissory Note was made for business or commercial purposes and not for personal, family or household use.

All unpaid principal and interest shall be due and payable to the Payee or to the order of the Payee at the address set forth below or at such other place or to such other party or parties as Payee may from time to time designate. All principal and interest shall be due and payable on the Maturity Date.

Maker will send payment to:	SouthStar Financial, LLC
ATTN: Susan Linney
840 Lowcountry Blvd.
Mt. Pleasant, SC 29464

Payment shall be payable to:	SouthStar Financial, LLC

L.S. Maker: _____	L.S. Maker: _____

[SG Echo, LLC & SouthStar Financial LLC – Promissory Note]

If, at any time, the rate of interest under this Promissory Note shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted by the laws of any applicable jurisdiction or the rules or regulations of any appropriate regulatory authority or agency, then during such time as such rate of interest would be deemed excessive, that portion of each interest payment attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal or, if all principal has been paid, that portion of each interest payment attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be promptly refunded to Makers.

The Maker agrees to pay the Payee an origination fee in the amount of Three Percent (3%) of the stated amount of this Promissory Note (the “Origination Fee”). The Maker further agrees to pay all reasonable and actually incurred costs relating to the creation, recordation, and execution of this Promissory Note and related Security Agreement paid to the Payee’s agent and attorney The Law Offices of L.W. Cooper Jr., LLC (or any other attorney retained to perform the same) for attorney’s fees. Additionally, the Makers agree to pay all reasonable and actually incurred costs charged to the Payee in offering and performing the drafting of the mortgage/deed of trust and recording to Oklahoma legal counsel retained to perform the same.

The Maker waives presentment, demand for payment, notice of dishonor, and all other notices and demands in connection with the delivery, acceptance, performance, default, endorsement, or guarantee of this Promissory Note. The Maker hereby waives any defense or right of offset against payment to Payee or to any subsequent holder of this Promissory Note.

In an Event of Default (as specified herein and in the Security Agreement, the Factoring Agreement executed by and between Maker and Payee) and the continuation of such Event of Default for a period of ten (10) days thereafter, the Payee, at Payee’s option, may (unless the Event of Default shall have theretofore been remedied) by notice to the Maker, declare all principal and unpaid interest under this Promissory Note immediately due and payable, whereupon the same shall forthwith mature and become due and payable, without presentment, protest, or notice, all of which are hereby waived, and take such action provided for by law to collect all amounts due under this Promissory Note, jointly and severally against Makers.

L.S. Maker: _____	L.S. Maker: _____

[SG Echo, LLC & SouthStar Financial LLC – Promissory Note]

An “Event of Default” is as follows:

1.	Maker’s failure to pay all the principal, interest, or any other amounts due and owing under this Note on or before the Maturity Date;

2.	Maker’s failure to make any payment of principal, interest, or any other amount due under this Promissory Note on the date when due and owing;

2.	Another creditor seeks to foreclose on any real or personal property that is security for this Promissory Note including, but not limited to, the property and assets subject to the Security Agreement; or otherwise;

3.	Maker enters into an assignment for the benefit of creditors or admits in writing its inability to pay debts as they become due or files a voluntary petition in bankruptcy or be adjudicated bankrupt or insolvent or file any petition or answer seeking any arrangement, composition, readjustment, dissolution, or similar relief under present or future statute, law, or regulation or files any answer admitting or failing to deny the material allegations of any petition filed against Maker for any such relief or shall seek or consent to or act within the appointment of any trustee or receiver for himself of any substantial part of its property;

4.	An Event of Default as defined in the Security Agreement, the Factoring Agreement, including any addendums, amendments and modifications thereto, and any related transactional document; or

5.	Maker, without prior written consent of Payee, grant, suffer or permit any contractual or noncontractual lien on or security interest in the subject property except in favor of the senior lien holder.

It is understood and agreed that upon the occurrence of an Event of Default in payment of this Promissory Note, the default interest rate shall be Twenty-Eight Percent (28%) per annum, or the maximum legal amount provided by law, whichever is greater. At the sole option of the Payee, Payee may resort to legal action for the collection of all sums due hereunder, and a failure to assert any rights of Payee shall not be deemed a waiver thereof.

L.S. Maker: _____	L.S. Maker: _____

[SG Echo, LLC & SouthStar Financial LLC – Promissory Note]

In the event that this Promissory Note is placed in the hands of any attorney for collection, the Maker agrees to pay all actually incurred costs of collection, jointly and severally, whether suit is brought or not, including, but not limited to, court costs, reasonable attorneys’ fees, and disbursements.

This Promissory Note may not be changed or terminated orally but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought, with such agreement being effective and binding only upon the attachment hereto.

This Promissory Note and the rights and obligations of Payee and the Maker shall be governed, interpreted, and construed in accordance with the laws of the State of South Carolina, without regard to conflicts of law rules principles (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina. In the event that any dispute whatsoever arises between the Parties in relation to or in any way in connection with this Promissory Note (a “Dispute”), the Dispute shall be brought exclusively in the courts of competent jurisdiction in the State of South Carolina, County of Charleston, and the Parties irrevocably consent to the exclusive jurisdiction of the state and federal courts located in Charleston, South Carolina waiving any argument as to forum non-conviens. Maker shall be liable for all reasonable attorney’s fees and all other costs and expenses incurred by Payee in enforcing or defending any matter related to this Promissory Note. Notwithstanding the foregoing, Payee, in its sole discretion only may elect to bring a suit or cause of action regarding a Dispute in a jurisdiction other than the one prescribed herein. and any action or proceeding initiated related to this Secured Promissory Note shall be required to be brought in a court of competent jurisdiction located in Charleston County, South Carolina.

This Promissory Note shall be assignable and/or able to be sold to a third party by Payee, in its sole discretion, and without the consent of the Maker. Payee shall be able to retain the economic benefit of such assignment or sale. Maker hereby consents to any such assignment and agree to execute any necessary documents or other instruments as may be necessary to effectuate the assignment and/or sale to any third party purchaser or assignee.

This Promissory Note may be prepaid, but such prepayment shall be for the complete and entire amount of all principal, interest, fees, and costs due or that would be due under this Promissory Note through the date of the Maturity Date. Should the prepayment cause the rate of interest to be in excess of the legal rate of interest under applicable law, Maker and Payee agree that such amount above the legal rate of interest shall be treated as a pre-payment penalty.

L.S. Maker: _____	L.S. Maker: _____

[SG Echo, LLC & SouthStar Financial LLC – Promissory Note]

IN WITNESS WHEREOF, SG Echo, LLC, a Delaware limited liability company, has executed, signed, sealed, and delivered this Promissory Note as of the date set forth above.

By my own hand and seal,

SIGNED, SEALED, AND DELIVERED,

IN THE PRESENCE OF:	SG Echo, LLC

/s/ Mary Galvin	/s/ Paul Galvin
By: Safe & Green Holdings Corp. f/k/a SG Blocks, Inc.
/s/ Annette Metzger	Its: Sole and Managing Member

By: Paul Galvin
Its: Director, Chairman, CEO & Authorized Person

IN WITNESS WHEREOF, the undersigned Payee has duly executed this Secured Commercial Promissory Note on the date first above written.

SouthStar Financial, LLC

/s/ Susan Linney

By: SouthStar Capital, LLC
Its: Sole Member

By: Susan Linney
Its: Chief Operating Officer

[SG Echo, LLC & SouthStar Financial LLC – Signature Page]

EXHIBIT 1

Loan Repayment Schedule

Payment Due Date	Payment Amount
7/1/2023	$33,764.00
8/1/2023	$33,764.00
9/1/2023	$33,764.00
10/1/2023	$33,764.00
11/1/2023	$33,764.00
12/1/2023	$33,764.00
1/1/2024	$33,764.00
2/1/2024	$33,764.00
3/1 2024	$33,764.00
4/1 2024	$33,764.00
5/1/2024	$33,764.00
6/1/2024	$33,764.00
7/1/2024	$33,764.00
8/1/2024	$33,764.00
9/1/2024	$33,764.00
10/1/2024	$33,764.00
11/1/2024	$33,764.00
12/1/2024	$33,764.00
1/1/2025	$33,764.00
2/1/2025	$33,764.00
3/1/2025	$33,764.00
4/1/2025	$33,764.00
5/1/2025	$33,764.00
6/1/2025	$1,777,068.55

[SG Echo, LLC & SouthStar Financial LLC – Exhibits]